Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
April 24, 2008
LAKES ENTERTAINMENT, INC. HIRES NEW SENIOR VP OF OPERATIONS
MINNEAPOLIS — April 24, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that it has hired Rick Charles to be its new Senior Vice President of Operations. Mr. Charles brings 28 years of hospitality and gaming experience to the role, and will oversee and coordinate Lakes’ operating departments with those at the Four Winds Casino in New Buffalo, Michigan, the Cimarron Casino in Oklahoma as well as the pre-opening and the eventual operation of the recently renamed Red Hawk Casino in Shingle Springs, California.
“Rick brings to Lakes a wealth of experience operating and developing casino resorts with both Indian and non-Indian operators, and we believe his vision and abilities will provide an immediate positive impact on our company,” said Lakes’ President and Chief Financial Officer Tim Cope. “We are fortunate to have him on board as we continue to expand our list of managed properties with the opening of the Red Hawk Casino later this year.”
Mr. Charles joins Lakes from Aquarius Casino Resort (formerly the Flamingo Hilton in Laughlin, Nevada), where he was Senior Vice President and General Manager, responsible for the overall operations of the property. Prior to Aquarius, he was Chief Operating Officer of the Sandia Resort & Casino from 2004 to 2007, where under his leadership, the property grew to a first class destination resort. Before his time at Sandia, Mr. Charles spent ten years working at Gaylord Entertainment, where he was Director of Research and Development Operations and Corporate Multi-Property Vice President, the latter of which allowed him to oversee the company’s day-to-day operations for each of its hotel/resort complexes. Mr. Charles also brings valuable experiences gained from other resort and casino venues before joining Gaylord Entertainment.

Mr. Charles received his B.S. from the School of Hotel Administration at Cornell University.
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the GSN as a current source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.